Exhibit (e)(1)
Excerpts from Kellwood Company (the “Company”) Definitive Proxy Statement, as filed with the Securities and Exchange Commission on April 21, 2007, and as further updated by the Company’s 8-Ks as filed with the Securities and Exchange Commission on March 16, 2007, June 8, 2007, July 17, 2007 and October 29, 2007.
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006
The following tables shows the amount of all compensation earned for services in all capacities during fiscal year 2006 for the Principal Executive Officer, the Principal Financial Officer, as well as the other three most highly compensated executive officers as of February 3, 2007, plus two other highly compensated executives who were corporate officers during fiscal year 2006 (“Named Executive Officers”).

							Non-
							Qualified	All
						Non-Equity	Deferred	Other
						Incentive Plan	Compen-	Compen-
Name and		Salary ($)	Bonus	Stock Awards	Option Awards	Compensation	sation	sation	Total
Principal Position	Year	(1)	($)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)

Robert C. Skinner, Jr. Chairman, President and Chief Executive Officer	2006	$983,333	$250,000	$349,200	$247,533	$0	$0	$39,876	$1,869,942

W. Lee Capps III (6) Chief Operating Officer, Chief Financial Officer, and Treasurer	2006	$625,000	$117,188	$145,500	$177,658	$0	$21,177	$58,743	$1,145,266

Stephen L. Ruzow (7) President, Calvin Klein Women’s Better Sportswear	2006	$650,000	$60,938	$104,760	$93,069	$0	$0	$46,408	$955,175

Thomas H. Pollihan Executive Vice President, Secretary and General Counsel	2006	$329,833	$41,750	$46,560	$106,371	$0	$10,759	$32,959	$568,232

Roger D. Joseph (8) Vice President Treasury and Investor Relations	2006	$235,542	$24,700	$34,920	$81,996	$0	$28,735	$28,901	$434,794

Gregory W. Kleffner (9) Senior Vice President Finance and Controller	2006	$277,500	$28,500	$46,560	$27,150	$0	$1,902	$24,245	$405,857

Donna B. Weaver Vice President Corporate Communications	2006	$155,000	$15,600	$23,280	$73,103	$0	$0	$10,931	$277,914

(1)	As announced in the Company’s 8-K dated March 15, 2007, in conducting its annual salary review process the Compensation Committee considered personal performance, fiscal 2006 Company performance and information provided by an independent compensation consultant with respect to the base compensation levels of its named executive officers relative to the comparable executives in companies who are competitors for Kellwood’s customers and talent. The Committee also reviewed recommendations submitted by the Chairman of the Board, President and CEO and approved increases in base salaries of certain named executive officers effective April 1, 2007. The annual base salary levels of the named executive officers are as follows: Robert C. Skinner, Jr., Chairman, President & Chief Executive Officer, ($1,000,000);W. Lee Capps III, Chief Operating Officer, Chief Financial Officer and Treasurer ($675,000); Thomas H. Pollihan, Executive Vice President, Secretary & General Counsel, ($350,000); Gregory W. Kleffner, Senior Vice President Finance & Controller, ($310,000); and Donna B. Weaver, Vice President Corporate Communications, ($165,000).

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 3, 2007, in accordance with FAS 123(R) of awards pursuant to the Corporate Development Incentive Plan (“CDIP”). The following shares were released on March 15, 2007, to the following Named Executive Officers: Robert C. Skinner, Jr., 2,783 shares; W. Lee Capps III, 1,160 shares; Stephen L. Ruzow, 835 shares; Thomas H. Pollihan, 372 shares; Gregory W. Kleffner, 372 shares; Roger D. Joseph, 279 shares; Donna B. Weaver, 186 shares; the remaining shares will vest ratably over the next three years. The awards attributable to the Named Executive Officers for prior fiscal years and in escrow as of February 3, 2007, which were still subject to restrictions under the Corporate Development Incentive Plan at the fiscal year end, are detailed in the “Outstanding Equity Awards at Fiscal Year Ended February 3, 2007” table.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 3, 2007, in accordance with FAS 123(R) of awards pursuant to the 1995 Omnibus Incentive Stock Plan and thus include amounts from awards granted in fiscal years 2002, 2003, and 2005. Assumptions used in the calculation of this amount for the awards granted in 2003 and 2005 are included under the heading “Note 9. Stock Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed with the Securities and Exchange Commission on March 17, 2006. Assumptions used in the calculation of this amount for the awards granted in 2002 are included under the heading “Note 10. Stock Plans” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K (Amendment No. 2) for the fiscal year ended January 29, 2005, filed with the Securities and Exchange Commission on January 13, 2006. Retirement eligibility is reflected in these amounts, and the forfeiture rate is assumed to be zero.

(4)	Amount of above-market interest on deferred compensation. Kellwood Company does not have a defined benefit pension plan or a supplemental retirement plan.

(5)	See the “All Other Compensation for Fiscal Year 2006” table.

(6)	As announced in the Company’s 8-K dated June 8, 2007, effective June 7, 2007, W. Lee Capps III’s title changed from Chief Operating Officer, Chief Financial Officer and Treasurer to Chief Operating Officer.

(7)	Stephen L. Ruzow relinquished his corporate officer status effective June 1, 2006.

(8)	Roger D. Joseph relinquished his corporate officer status effective October 31, 2006, due to his retirement effective January

31, 2007.

(9)	Gregory W. Kleffner held the position of Vice President Finance and Controller until he was appointed Senior Vice President Finance and Controller on June 1, 2006. Also, as announced in the Company’s 8-K dated June 8, 2007, effective June 7, 2007, Gregory W. Kleffner’s title will change from Senior Vice President Finance to Chief Financial Officer. Mr. Kleffner’s salary will be increased from $310, 000 to $350,000 with an effective date of June 1, 2007.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2006

			Financial and Tax		Co.
	Auto-		Planning/Wellness	Excess Life	Paid Life	Personal Use of	Matching			Div-
	mobile		Assistance Program	Insurance	Insurance	Company Aircraft	Gift	Business Club Fee	401K Match	idends	Total
Name	($)		($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Robert C. Skinner, Jr.	$20,000	(7)	$3,993	$1,041	$0	$0	$500	$4,185	$9,133	$1,024	$39,876

W. Lee Capps III	$16,790	(8)	$11,453	$3,099	$0	$0	$5,575	$12,082	$8,720	$1,024	$58,743

Stephen L. Ruzow	$14,400	(7)	$3,060	$4,752	$13,872	$0	$500	$0	$8,800	$1,024	$46,408

Thomas H. Pollihan	$14,400	(7)	$4,944	$0 (9)	$0	$0	$4,500	$0	$8,763	$352	$32,959

Roger D. Joseph	$16,800	(7)	$3,995	$0 (9)	$0	$0	$0	$0	$7,754	$352	$28,901

Gregory W. Kleffner	$12,000	(7)	$1,950	$628	$0	$0	$750	$0	$8,917	$0	$24,245

Donna B. Weaver	$0		$3,165	$542	$0	$0	$200	$0	$6,800	$224	$10,931

(1)	Financial and Tax Planning/Wellness Assistance Program reimbursements are shown in the actual year expensed, not the year in which it is paid to the executive.

(2)	Imputed value of Company paid life insurance in excess of $50,000.

(3)	Kellwood matching gift contributions paid to colleges and universities for fiscal year 2006. The program has a $10,000 annual maximum per individual for matching gifts.

(4)	Membership dues for business club memberships.

(5)	Employer match on 401K contributions.

(6)	Amounts of dividends paid on escrowed stock under the Corporate Development Incentive Plan. An award for fiscal year 2003 was made on March 4, 2004, but no awards were made in fiscal years 2004 or 2005. 25% of the shares held in escrow under the 2004 Award were released on each of the following dates: March 1, 2004; March 1, 2005; and March 1, 2006. The remaining 25% of unvested escrowed shares from the 2004 Award were released on March 1, 2007. Regular quarterly dividends were paid on the remaining unvested escrowed shares on March 21, 2006; June 23, 2006; September 22, 2006; and December 22, 2006. The remaining unvested escrowed shares at the fiscal year end, February 3, 2007, are reported in the “Outstanding Equity Awards at Fiscal Year End” table.

(7)	Automobile allowance.

(8)	Imputed value of personal use of Company provided automobile.

(9)	Thomas H. Pollihan and Roger D. Joseph remain eligible for a discontinued program that offers a Death Benefit Agreement in lieu of the group life insurance generally made available to all salaried employees. The Agreement provides for a total taxable benefit of up to six times annual base and bonus with a maximum of $1,500,000. In the case of the death of the executive officer prior to retirement, the full benefit is paid to the estate. In the event of retirement at age 60 or later, an increasing amount up to one-third of the total benefits is paid at retirement and depending on age at retirement up to two-thirds of the total benefit is paid upon the executive officers’ death.

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR 2006

															All Other
														All Other	Option
														Stock	Awards:
														Awards:	Number of	Exercise	Grant
														Number of	Securities	or Base	Date Fair
		Estimated Possible Payouts Under						Estimated Possible Payouts Under Equity						Shares of	Under-	Price of	Value of
		Non-Equity Incentive Plan Awards (1)						Incentive Plan Awards						Stock or	lying	Option	Stock and
	Grant	Threshold		Target		Maximum		Threshold		Target		Maximum		Units	Options	Awards	Option
Name	Date	($)		($)		($)		($)		($)		($)		(#)	(#)	($/Sh)	Awards
Robert C. Skinner, Jr.	—	$250,000	(2)	$1,000,000	(2)	$1,500,000	(2)	$150,000	(4)	$600,000	(4)	$900,000	(4)	—	—	—	—
		$250,000	(3)	$1,000,000	(3)	$2,000,000	(3)

W. Lee Capps III	—	$117,188	(2)	$468,750	(2)	$703,125	(2)	$62,500	(4)	$250,000	(4)	$375,000	(4)	—	—	—	—
		$112,500	(3)	$450,000	(3)	$900,000	(3)

Stephen L. Ruzow	—	$121,875	(2)	$487,500	(2)	$731,250	(2)	$45,000	(4)	$180,000	(4)	$270,000	(4)	—	—	—	—
		$37,500	(3)	$150,000	(3)	$300,000	(3)

Thomas H. Pollihan	—	$41,750	(2)	$167,000	(2)	$250,500	(2)	$20,000	(4)	$80,000	(4)	$120,000	(4)	—	—	—	—
		$50,000	(3)	$200,000	(3)	$400,000	(3)

Roger D. Joseph	—	$24,700	(2)	$98,800	(2)	$148,200	(2)	$15,000	(4)	$60,000	(4)	$90,000	(4)	—	—	—	—
		$18,750	(3)	$75,000	(3)	$150,000	(3)

Gregory W. Kleffner	—	$28,500	(2)	$114,000	(2)	$171,000	(2)	$20,000	(4)	$80,000	(4)	$120,000	(4)	—	—	—	—
		$18,750	(3)	$75,000	(3)	$150,000	(3)

Donna B. Weaver	—	$15,600	(2)	$62,400	(2)	$93,600	(2)	$10,000	(4)	$40,000	(4)	$60,000	(4)	—	—	—	—
		$18,750	(3)	$75,000	(3)	$150,000	(3)

(1)	As announced in the Company’s 8-K dated March 15, 2007, the Compensation Committee approved threshold, target, and upper limit performance goals for 2007 total company operating earnings for the named executive officers under the Performance Management and Incentive Compensation Plan. The Performance Management Incentive Plan performance measures include operating earnings for which 80% of a named officer’s award is based; and individual performance objectives for which the remaining 20% is based. The named executive officer’s annual cash bonus incentive compensation opportunity is a percentage of base salary. The annual incentive opportunity for each named executive officer at target achievement is as follows: Mr. Skinner (100%); Mr. Capps (75%); Mr. Pollihan (50%); Mr. Kleffner (40%); and Mrs. Weaver (40%).

(2)	Represents the Threshold, Target and Maximum of the annual cash award for fiscal year 2006. The threshold represents 25 % of the target award and the maximum represents 150% of the target award. 50% of the award was based upon Company performance relative to its target and 50% based on their personal objective achievement.

(3)	Represents the Threshold, Target, and Maximum of the Long-Term Incentive Plan. The Long-Term Incentive Plan has a three-year performance period from 2006 to 2008, payable in 2009. The award will be based upon the improvement, during the performance period, of operating margins, working capital efficiency and net sales growth as described in “Compensation Discussion and Analysis — Long Term Incentive Plans,” which begins on page 21 of the Company’s 2007 Proxy. Also, as announced in the Company’s 8-K dated March 15, 2007, the Compensation Committee approved target levels for the 2007-2009 performance period for the Long Term Incentive Plan. The Long Term Incentive Plan performance measures include but are not limited to operating margin improvement, working capital efficiency and net sales growth. The opportunity for each named executive officer at target achievement is as follows: Mr. Skinner ($1,000,000); Mr. Capps ($450,000); Mr. Pollihan ($200,000); Mr. Kleffner ($100,000); and Mrs. Weaver ($100,000).

(4)	Represents the Threshold, Target and Maximum of the Corporate Development Incentive Plan (“CDIP”). The CDIP target awards are expressed in dollar amounts but will be made in restricted shares of Kellwood common stock, based on their then fair market value, but dependent upon the achievement of performance criteria established at the beginning of the year. The performance measure for fiscal year 2006 was pretax earnings before stock option expense and restructuring and other one-time, non-recurring charges. As announced in the Company’s 8-K dated March 15, 2007, the Compensation Committee approved threshold and target levels of pretax earnings before stock option expense and restructuring and other non-recurring charges for the CDIP and target opportunities for the named executives. The annual opportunity for each named executive officer at target achievement is as follows: Mr. Skinner ($600,000); Mr. Capps ($250,000); Mr. Pollihan ($80,000); Mr. Kleffner ($80,000); and Mrs. Weaver ($80,000).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-ENDED FEBRUARY 3, 2007

	Option Awards							Stock Awards
					Equity					Equity	Equity
					Incentive					Incentive Plan	Incentive Plan
					Plan					Awards:	Awards:
					Awards:				Market	Number of	Market or
	Number		Number of		Number of			Number of	Value of	Unearned	Payout Value of
	Of Securities		Securities		Securities			Shares or	Shares or	Shares, Units	Unearned
	Underlying		Underlying		Underlying			Units of	Units of	or Other	Shares, Units or
	Unexercised		Unexercised		Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Options		Options		Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	Exercisable		Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#) (1)		(#) (1)		(#)	($) (2)	Date	(#) (3)	($) (4)	(#)	($)
Robert C. Skinner, Jr.	7,000		3,900	(5)	—	$22.92	3/8/11	1,600	$51,984	—	—
	15,600		5,200	(6)		$25.50	3/8/12
	7,800		41,666	(8)		$25.05	3/5/13
	28,000	(7)				$42.37	3/4/14
	20,834					$29.18	3/10/15

W. Lee Capps III	1,600		3,900	(5)	—	$25.31	5/29/07	1,600	$51,984	—	—
	4,800		5,200	(6)		$23.68	5/27/09	1,600
	6,000		10,833	(8)		$16.97	6/1/10
	11,200					$22.92	3/8/11
	15,400					$25.50	3/8/12
	7,800					$25.05	3/5/13
	13,000	(7)				$42.37	3/4/14
	5,417					$29.18	3/10/15

Stephen L. Ruzow	10,800		2,700	(5)	—	$25.50	3/8/12	1,600	$51,984	—	—
	7,800		5,200	(4)		$25.05	3/5/13
	13,000	(7)	10,833	(8)		$42.37	3/4/14
	5,417					$29.18	3/10/15

Thomas H. Pollihan	4,000		1,800	(5)	—	$25.31	5/29/07	550	$17,870	—	—
	7,000		2,400	(6)		$32.28	5/28/08
	2,400		7,499	(8)		$16.97	6/1/10
	3,300					$22.92	3/8/11
	7,200					$25.50	3/8/12
	2,700					$25.05	3/5/13
	6,000	(7)				$42.37	3/4/14
	3,751					$29.18	3/10/15

Roger D. Joseph	7,500		1,800	(5)	—	$32.28	5/28/08	550	$17,870	—	—
	6,000		2,400	(6)		$23.68	5/27/09
	2,400		4,999	(8)		$16.97	6/1/10
	6,000					$22.92	3/8/11
	7,200					$25.50	3/8/12
	3,600					$25.05	3/5/13
	6,000	(7)				$42.37	3/4/14
	2,501					$29.18	3/10/15

Gregory W. Kleffner	1,500		1,000	(6)	—	$25.05	3/5/13	0	$0	—	—
	6,000	(7)	4,999	(8)		$42.37	3/4/14
	2,501					$29.18	3/10/15

Donna B. Weaver	1,000		750	(5)	—	$32.28	5/28/08	350	$11,372	—	—
	500		2,400	(6)		$16.97	6/1/10
	1,000		4,999	(8)		$22.92	3/8/11
	1,500					$25.50	3/8/12
	2,400					$25.05	3/5/13
	6,000	(7)				$42.37	3/4/14
	2,501					$29.18	3/10/15

(1)	Stock options may include Non-Qualified Options and Incentive Stock Options.

(2)	Option exercise price is based on the average of the Company’s high and low stock prices on the grant date.

(3)	The Corporate Development Incentive Plan provides a restricted stock award contingent on the achievement of predetermined performance criteria based on the Company’s fiscal year performance. Any shares awarded are placed in escrow and dividends are paid on the escrowed stock. Shares are released from escrow at the rate of 25% a year, with the first release on the date selected by the Compensation Committee in the year of the award (typically simultaneous with the grant), and the remaining 75% vesting in equal installments on the first business day in March for the next three years. The unvested stock held in escrow at the end of the fiscal year (February 3, 2007) was from an award granted on March 4, 2004, for performance in fiscal year 2003. Equity incentive awards were not granted for fiscal years 2004 and 2005.

(4)	The market value of the unvested stock held in escrow at the fiscal year end (February 3, 2007), is calculated based upon the closing price of the Company’s common stock, $32.49, on February 2, 2007, as reported by the New York Stock Exchange Composite Transactions list.

(5)	Stock options vest at the rate of 20% per year after one year of the grant date, with vesting dates of March 8, 2003; March 8, 2004; March 8, 2005; March 8, 2006; and March 8, 2007.

(6)	Stock options vest at the rate of 20% per year after one year of the grant date, with vesting dates of March 5, 2004; March 5, 2005; March 5, 2006; March 5, 2007, and March 5, 2008.

(7)	The Company’s Board of Directors approved an acceleration of the exercisibility of all unvested portions of stock options, with vesting dates of March 4, 2005, and March 10, 2005. These options had an exercise price greatly in excess of the then current stock price and were not fully achieving the original objective of incentive compensation. The acceleration eliminated compensation expense that the Company would have otherwise recognized in 2006 under FASB Statement No. 123(R).

(8)	Stock options vest at the rate of 33 1/3 % per year after one year of the grant date, with vesting dates of March 10, 2006; March 10, 2007; and March 10, 2008.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2006

	Option Awards		Stock Awards
	Number of		Number Of
	Shares	Value Realized on	Shares
	Acquired	Exercise	Acquired	Value Realized on
Name	On Exercise (#)	($) (1)	on Vesting (#) (2)	Vesting ($) (3)

Robert C. Skinner, Jr.	0	$0	1,600	$41,504

W. Lee Capps III	0	$0	1,600	$41,504

Stephen L. Ruzow	0	$0	1,600	$41,504

Thomas H. Pollihan	4,480	$30,282	550	$14,267

Roger D. Joseph	9,000	$58,500	550	$14,267

Gregory W. Kleffner	0	$0	0	$0

Donna B. Weaver	0	$0	350	$9,079

(1)	Value realized is calculated based upon the difference between the exercise price of the options and the market value of the underlying security at exercise. The fair market value of the stock is calculated based upon the average of the Company’s high and low stock prices as reported by the New York Stock Exchange Composite Transactions list on the exercise date.

(2)	The Corporate Development Incentive Plan provides a restricted stock award contingent on the achievement of predetermined performance criteria based on the Company’s fiscal year performance. Any shares awarded are placed in escrow and dividends are paid on the escrowed stock. Shares are released from escrow at the rate of 25% a year, with the first release on the date selected by the Compensation Committee in the year of the award (typically simultaneous with the grant), and the remaining 75% vesting in equal installments on the first business day in March for the next three years.

(3)	Value realized upon vesting of securities is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the vesting date. The fair market value of the stock is calculated based upon average of the Company’s high and low stock prices as reported by the New York Stock Exchange Composite Transactions list on the date the securities were released, March 1, 2006. The fair market value on March 1, 2006, was $25.94.

Nonqualified Deferred Compensation for Fiscal Year 2006

	Executive	Registrant	Aggregate Earnings		Aggregate	Aggregated Balance
	Contributions in	Contributions in	in		Withdrawals/	at Last FYE ($)
Name	Last FY ($)	Last FY ($)	Last FY ($) (2)		Distributions ($)	(3)

Robert C. Skinner, Jr. (1)	$0	$0	$0		$0	$0

W. Lee Capps III	$180,594	$0	$68,916	(4)	$0	$945,952

Stephen L. Ruzow (1)	$0	$0	$0		$0	$0

Thomas H. Pollihan	$63,000	$0	$35,024	(5)	$0	$475,273

Roger D. Joseph	$82,500	$0	$93,606	(6)	$0	$1,238,162

Gregory W. Kleffner	$23,088	$0	$6,194	(7)	$0	$83,108

Donna B. Weaver (1)	$0	$0	$0		$0	$0

(1)	Officers not participating in the deferred compensation plan.

(2)	Total interest paid on the rolling aggregate balance of Plan I (ended December 31, 2004) and Plan II (effective January 1, 2005).

(3)	Aggregated balance is the combination of Plan I (ended December 31, 2004) and Plan II (effective January 1, 2005) year-end balances.

(4)	Includes the above-market interest on deferred compensation: $21,177. This amount is also reported in the Summary Compensation Table.

(5)	Includes the above-market interest on deferred compensation: $10,759. This amount is also reported in the Summary Compensation Table.

(6)	Includes the above-market interest on deferred compensation: $28,735. This amount is also reported in the Summary Compensation Table.

(7)	Includes the above-market interest on deferred compensation: $1,902. This amount is also reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE
FOR FISCAL YEAR 2006
The following table shows potential payments to which the Named Executive Officers would be entitled upon termination of employment. Except for certain terminations following a change in control and Mr. Skinner’s employment agreement, there are no other agreements, arrangements or plans that entitle executive officers to enhance payments or benefits upon termination of employment. The payments upon termination assume a triggering event occurring on the fiscal year ending February 3, 2007.

				Involuntary		Involuntary
Payments				Termination		Termination
Upon	Voluntary			Not For		For
Termination	Termination	Retirement		Cause		Cause	Death		Disability		Change in Control (6)(7) (11)
ROBERT C. SKINNER, JR.
Cash/Severance Payment	$0	$0		$1,500,000	(1)	$0	$1,000,000	(2)	$0		$2,000,000
Continuation of Benefits	$0	$0		$0		$0	$0		$0		$42,161
Cash Bonus Plan	$0	$0		$250,000	(1)(4)	$0	$250,000	(2)(4)	$250,000	(3)(4)	$353,750
Corporate Development Incentive Plan	$0	$0		$401,184	(1)(5)	$0	$401,184	(2)(5)	$401,184	(3)(5)	$0
Long-Term Incentive Plan	$0	$0		$405,000	(1)	$0	$405,000	(2)	$405,000	(3)	$0
Stock Options	$0	$0		$78,008	(1)(8)	$0	$78,008	(2)(8)	$78,008 (3	) (8)	$0
Other	$0	$0		$0		$0	$0		$0		$3,574,123	(9)
Tax Gross-up	$0	$0		$0		$0	$0		$0		$3,106,492	(10)
TOTAL	$0	$0		$2,634,192		$0	$2,134,192		$1,134,192		$9,076,526

W. LEE CAPPS III
Cash/Severance Payment	$0	$0		$0		$0	$0		$0		$1,250,000
Continuation of Benefits	$0	$0		$0		$0	$0		$0		$34,640
Cash Bonus Plan	$0	$0		$0		$0	$0		$0		$233,959
Corporate Development Incentive Plan	$0	$197,484	(5)	$0		$0	$197,484	(5)	$197,484	(5)	$0
Long-Term Incentive Plan	$0	$142,250		$0		$0	$142,250		$142,250		$0
Stock Options	$0	$0		$0		$0	$0		$0		$0
Other	$0	$0		$0		$0	$0		$0		$1,743,015	(9)
Tax Gross-up	$0	$0		$0		$0	$0		$0		$1,405,053	(10)
TOTAL	$0	$339,734		$0		$0	$339,734		$339,734		$4,666,667

STEPHEN L. RUZOW
Cash/Severance Payment	$0	$0		$0		$0	$0		$0		$1,300,000
Continuation of Benefits	$0	$0		$0		$0	$0		$0		$34,820
Cash Bonus Plan	$0	$0		$0		$0	$0		$0		$272,500

				Involuntary	Involuntary
Payments				Termination	Termination
Upon	Voluntary			Not For	For
Termination	Termination	Retirement		Cause	Cause	Death		Disability		Change in Control (6)(7) (11)

STEPHEN l. RUZOW (continued)
Corporate Development Incentive Plan	$0	$0		$0	$0	$156,744	(5)	$156,744	(5)	$0
Long-Term Incentive Plan	$0	$0		$0	$0	$100,750		$100,750		$0
Stock Options	$0	$0		$0	$0	$0		$0		$0
Other	$0	$0		$0	$0	$0		$0		$1,675,600	(9)
Tax Gross-up	$0	$0		$0	$0	$0		$0		$1,506,529	(10)
TOTAL	$0	$0		$0	$0	$257,494		$257,494		$4,789,449

THOMAS H. POLLIHAN
Cash/Severance Payment	$0	$0		$0	$0	$0		$0		$668,000
Continuation of Benefits	$0	$0		$0	$0	$0		$0		$26,258
Cash Bonus Plan	$0	$0		$0	$0	$0		$0		$102,833
Corporate Development Incentive Plan	$0	$64,430	(5)	$0	$0	$64,430	(5)	$64,430	(5)	$0
Long-Term Incentive Plan	$0	$81,000		$0	$0	$81,000		$81,000		$0
Stock Options	$0	$0		$0	$0	$0		$0		$0
Other	$0	$0		$0	$0	$0		$0		$837,064	(9)
Tax Gross-up	$0	$0		$0	$0	$0		$0		$651,728	(10)
TOTAL	$0	$145,430		$0	$0	$145,430		$145,430		$2,285,883

GREGORY W. KLEFFNER
Cash/Severance Payment	$0	$0		$0	$0	$0		$0		$570,000
Continuation of Benefits	$0	$0		$0	$0	$0		$0		$37,131
Cash Bonus Plan	$0	$0		$0	$0	$0		$0		$52,667
Corporate Development Incentive Plan	$0	$0		$0	$0	$46,560	(5)	$46,560	(5)	$0
Long-Term Incentive Plan	$0	$0		$0	$0	$30,375		$30,375		$0
Stock Options	$0	$0		$0	$0	$0		$0		$0
Other	$0	$0		$0	$0	$0		$0		$439,545	(9)
Tax Gross-up	$0	$0		$0	$0	$0		$0		$466,919	(10)
TOTAL	$0	$0		$0	$0	$76,935		$76,935		$1,566,262

DONNA B. WEAVER
Cash/Severance Payment	$0	$0		$0	$0	$0		$0		$312,000
Continuation of Benefits	$0	$0		$0	$0	$0		$0		$29,430
Cash Bonus Plan	$0	$0		$0	$0	$0		$00		$36,667

				Involuntary	Involuntary
Payments				Termination	Termination
Upon	Voluntary			Not For	For
Termination	Termination	Retirement		Cause	Cause	Death		Disability		Change in Control (6)(7) (11)

DONNA B. WEAVER (continued)
Corporate Development Incentive Plan	$0	$34,652	(5)	$0	$0	$34,652	(5)	$34,652	(5)	$0
Long-Term Incentive Plan	$0	$30,375		$0	$0	$30,375		$30,375		$0
Stock Options	$0	$0		$0	$0	$0		$0		$0
Other	$0	$0		$0	$0	$0		$0		$610,252	(9)
Tax Gross-up	$0	$0		$0	$0	$0		$0		$441,476	(10)
TOTAL	$0	$65,027		$0	$0	$65,027		$65,027		$1,429,825

(1)	See “Employment Agreement for President and Chief Executive Officer” on page 26 of the Company’s 2007 Proxy.

(2)	Under Mr. Skinner’s employment agreement, in the event he dies during his employment period his estate will receive: 1) base salary for one year, 2) a prorated portion of the then current year’s cash bonus and the Long Term Incentive Plan bonus targets, 3) an acceleration and lapse of all restrictions on the exercisability of all outstanding stock options previously granted, 4) an acceleration and lapse of all restrictions on all stock awarded and in escrow under the Corporate Development Incentive Plan, and 5) a prorated portion of the then current year’s dollar amount opportunity in the Corporate Development Incentive Plan.

(3)	Under Mr. Skinner’s employment agreement, in the event he becomes disabled for six months his employment may be terminated by the Board and he will receive: 1) A prorated portion of the then current year’s cash bonus and the Long Term Incentive Plan bonus targets, 2) an acceleration and lapse of all restrictions on the exercisability of all outstanding stock options previously granted, 3) an acceleration and lapse of all restrictions on all stock awarded and in escrow under the Corporate Development Incentive Plan, and 4) a prorated portion of the then current year’s dollar amount opportunity in the Corporate Development Incentive Plan.

(4)	Bonus amount is referenced in the “Summary Compensation Table for Fiscal Year 2006”.

(5)	The Corporate Development Incentive Plan amounts are referenced in the “Summary Compensation Table for Fiscal Year 2006”, and in the “Outstanding Equity Awards at Fiscal Year Ended February 3, 2007”.

(6)	See “Change-in-Control Benefits” in “Potential Payments Upon Termination or Chage of Control Table for Fiscal Year 2006”. Does not include deferred compensation balance in the “Non-Qualified Deferred Compensation for Fiscal Year 2006” table. Under the deferred compensation plans, a participant’s entire account balance shall be paid in a lump sum within 30 days after a change in control.

(7)	Assumes an effective date of a change in control of February 3, 2007, and the highest share price during the fiscal year, $34.56. In the event the Named Executive Officer is terminated within three years following a change in control for any reason other than: 1) by the Company for any reason other than cause, 2) the executive’s death, 3) the executive becoming disabled for more than six months, or 4) the executive voluntarily terminates without “good reason”, he/she shall be eligible for the benefits in this column and in addition, will be eligible for any accrued benefits that have been earned through the date of termination.

(8)	Represents the value of stock option acceleration.

(9)	Amounts represent: present value of the fiscal year 2006 Cash Bonus and Long-Term Incentive payment for fiscal year 2006, two times the product of multiplying the average over the previous three years of the total stock options and stock grants awarded times the highest NYSE closing price and a lump sum payment of the last cash bonus paid; value of the Corporate Development Incentive Plan restricted shares released from escrow and the value of stock option acceleration.

(10)	Gross-up amount does not include itemized deduction phase out and does not consider the potential benefit of the federal deductibility of increased state income taxes.

(11)	As announced in the Company’s 8-K dated July 17, 2007, the Company entered into change in control employment agreements with Patrick J. Burns, Vice President and Chief Strategy and Marketing Officer, Samuel W. Duggan II, Vice President Investor Relations and Treasurer, J. David LaRocca, Jr., Vice President Human Resources, and Michael M. Saunders, Vice President and Chief Information Officer. The change in control agreement provides for compensation in connection with termination of employment following a change in control, as well as if all or substantially all of the Company’s assets are sold, or if the Company is liquidated or ceases to function as a going concern. A change of control is defined as occurring when any corporation or any person or related group acquires at least 25 percent of the Company’s outstanding common stock directly or indirectly. The agreement provides for the payment of a lump sum within five days of the date of termination equal to the sum of (a) two times the officer’s highest base salary in effect during the fiscal year in which the date of termination occurs; (b) two times the officer’s average annual incentive awards during the last three fiscal years; (c) the incentive award which, pursuant to any Company benefit plan, had accrued or would have accrued to the officer during the last full fiscal year; and (d) the last bonus award earned by the officer under the Company’s annual bonus program. Should the payments to any officer be considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Code, such officer shall be paid an amount necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

DIRECTOR COMPENSATION
Directors who are employees of the Company receive no payment for their services as a Director.
Non-Employee Directors’ Compensation Program
The Non-Employee Directors’ Compensation Program (the “Program”) was revised effective May 1, 2005, upon shareowner approval of the 2005 Stock Plan for Non-Employee Directors (the “Stock Plan”). The Board of Directors adopted both the Program and the Stock Plan on the advice and recommendation of the Compensation Committee.
The Program increased equity compensation and decreased cash compensation in order to better align Director interests with those of the shareowners. Directors who are not Kellwood employees are paid an annual cash retainer of $35,000, plus $1,500 for each Board Meeting attended. Each regularly scheduled Board Meeting consists of two meeting sessions held over two days. Prior to August 30, 2006, the Directors received $1,000 for attendance on the first day of the Board Meeting, and $1,500 for attendance on the second day of the Board Meeting. Compensation for the first day of the Board Meeting was increased on August 30, 2006, from $1,000 to $1,500 to be aligned with the existing Board Meeting attendance fee. Committee Chairs are paid an additional annual cash retainer ($10,000 for the Audit Committee; $7,500 for each of the Corporate Governance and Compensation Committees). Further, Committee Chairs are paid $1,000 for each committee meeting attended and other committee members receive $1,000 per committee meeting attended in person and $750 if attended by telephone. Directors are reimbursed for expenses incurred in attending meetings.
Non-employee Directors also receive an annual grant of Kellwood common stock with a fair market value of $45,000 on the date of grant, plus an additional grant of Kellwood common stock with a fair market value of $10,000 for each Committee, other than the Executive Committee, of which the Director is a member. These grants are made on the first business day after the Annual Meeting of Shareowners and the number of shares granted is determined by the fair market value of the share price on the date of grant.
During fiscal year 2006, the range of total compensation paid to the seven non-employee Directors who served the full year was from $115,618 to $153,910. See “Director Compensation Table for Fiscal Year 2006”. This includes the annual cash retainer and cash payments for committee chairs and meeting fees, plus the annual grants of Kellwood common stock for the annual stock retainer and committee service, with the common stock valued as of fair market value on the date of grant.
Director Stock Ownership Policy
     The Company’s Corporate Governance Committee recommended and the Board of Directors adopted in 2001, and updated in 2005, a stock ownership policy for Directors. This is to underscore the importance of better aligning the interests of the Directors with those of Kellwood’s shareowners. Ownership targets are tied to the amount of the annual retainers paid to non-employee Directors. Each new Director is expected to own at least the number of Kellwood shares equivalent in value to one times the sum of the annual cash retainer, plus the annual stock retainer within one year of joining the Board and at least the number of shares equivalent in value to three times the sum of the annual cash retainer, plus the annual stock retainer within four years of joining the Board. Directors serving when the policy was updated were required to meet these ownership requirements by August 1, 2007 or 2008, depending upon their tenure on the Board. The shares must be actually owned and not just subject to an option to purchase. Deferred stock units are valued as one share of stock. Stock acquired as a grant or from the actual exercise of stock options will be included.

Additional Director Benefits
Each non-employee Director is allowed to participate in the Deferred Compensation Plans for Non-Employee Directors. These Plans allow non-employee Directors to voluntarily defer all or a percentage of their Director cash fees until January 31 of the year following their separation from the Company. Kellwood credits the deferred amount to a separate bookkeeping account (the “Account”) maintained in the name of the Director. The Account is increased periodically to reflect interest at prime as of the preceding December 1, plus 1%. The prime rate in calendar year 2006 was 8%, and the prime rate in calendar year 2007 is 9.25%.
Directors may also elect to defer their annual stock retainer and annual committee retainer and receive deferred stock units under the 2005 Stock Plan for Non-Employee Directors. A deferred stock unit represents an obligation of the Company to issue a share of Kellwood common stock to a Director upon the Director’s cessation of service as a Director for whatever reason, including disability or death. Deferred stock units are credited with any dividend payable from time to time on a number of shares equal to the number of deferred stock units, and the credited dividend will be treated as reinvested in additional deferred stock units. In June 2006, each Non-Employee Director who was awarded stock elected to defer and receive deferred stock units instead.
Each Director is allowed to participate in the Kellwood Foundation Matching Gift Program for gifts to colleges and universities. The program has a $10,000 annual maximum for each Director. In addition, each non-employee Director is included as an insured, pursuant to the travel accident insurance carried by the Company, which covers the Director from the time of departing for attendance at any meeting until his or her return after the meeting.
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2006
The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended February 3, 2007.

				Non-Equity	Nonqualified
				Incentive	Deferred
	Fees Earned	Stock	Option	Plan	Compen-	All Other
	Or Paid in	Awards	Awards	Compen-	sation	Compen-sation	Total
Name	Cash ($)(1)	($)(2)	($)	sation ($)	Earnings	($)(3)	($)
Robert J. Baer (4)	$59,000	$67,660	$0	$0	$0	$500	$127,160
Martin Bloom (5)	$41,515	$16,671	$0	$0	$0	$250	$58,436
Ben B. Blount, Jr.	$64,500	$49,714	$0	$0	$904	$500	$115,618
Kitty G. Dickerson	$67,750	$67,660	$0	$0	$1,456	$450	$137,316
Jerry M. Hunter	$66,250	$57,251	$0	$0	$13,180	$5,000	$141,681
Larry R. Katzen	$84,750	$67,660	$0	$0	$0	$1,500	$153,910
Philip B. Miller (6)	$10,250	$0	$0	$0	$0	$0	$10,250
Janice E. Page	$77,250	$67,660	$0	$0	$0	$5,250	$150,160
Harvey A. Weinberg	$64,250	$64,899	$0	$0	$0	$0	$129,149

(1)	Robert C. Skinner, Jr., the Company’s chairman, president and chief executive officer is not included in this table as he is an employee of the Company and thus does not receive compensation for his services as a Director. The compensation received by Mr. Skinner as an employee of the Company is reported in the “Summary Compensation Table for Fiscal Year 2006”.

(2)	Reflects the dollar amount recognized for financial statement purposes for the fiscal year ended February 3, 2007, in accordance with FAS 123(R). As of February 3, 2007, each Director had the following aggregate number of deferred stock units accumulated in their deferral accounts for their services as a Director, including additional share units credited as a result of reinvestment of dividend equivalents: Robert J. Baer: 4,715 deferred stock units; Ben B. Blount, Jr.: 2,030 deferred stock units; Kitty G. Dickerson: 4,715 deferred stock units; Jerry M. Hunter: 3,990 deferred stock units; Larry R. Katzen: 4,715 deferred stock units; Philip B. Miller: 0 deferred stock units; Janice E. Page: 4,715 deferred stock units; and Harvey A. Weinberg: 4,312 deferred stock units. Philip B. Miller did not join the board until September 1, 2006, and therefore did not receive an annual grant of Kellwood common stock for fiscal year 2006.

(3)	Amounts shown are for matching gifts made by the Company pursuant to the Kellwood Foundation Matching Gift Program for gifts to colleges and universities.

(4)	As announced in the Company’s 8-K dated June 7, 2007, Robert J. Baer retired as a director of the Company. Mr. Baer has been a member of the Board since 2004 and was a member of the Company’s Corporate Governance Committee and Compensation Committee.

(5)	Martin Bloom retired as a Director of the Company effective June 1, 2006.

(6)	Philip B. Miller was appointed a Director of the Company effective September 1, 2006.

(7)	As announced in the Company’s 8-K dated October 29, 2007, Kellwood Company elected Robert (Bob) Siegel to the Company’s Board of Directors effective November 1, 2007.

SECURITY OWNERSHIP
Security Ownership of Directors and Executive Officers
     Under SEC regulations, persons who have power to vote or to dispose of shares of Kellwood common stock, either alone or jointly with others, are deemed to be beneficial owners of those shares. The following table shows, as of February 3, 2007, the beneficial ownership of each present Director and Named Executive Officer as a group, of shares of Kellwood’s common stock. This information has been furnished to us by the individuals named. No present Director or Named Executive Officer owns more than 1% of the Company’s common stock. All Named Executive Officers and Directors as a group beneficially own approximately 1.9% of Kellwood common stock. The address of each Director, Director nominee and executive officer listed below is: Kellwood Company, 600 Kellwood Parkway, Chesterfield, Missouri 63017.

			Options Currently
		Deferred Stock	Exercisable or	Total Stock and
Name	Common Stock (1)	Units (2)	Within 60 days	Stock Based Holdings
Robert J. Baer (3)	1,100	4,715	0	5,815
Ben B. Blount, Jr.	0	2,030	0	2,030
W. Lee Capps III	18,034	—	77,134	95,168
Kitty G. Dickerson	3,528	4,715	10,000	18,243
Jerry M. Hunter	2,700	3,990	10,750	17,440
Larry R. Katzen	2,200	4,715	4,000	10,915
Gregory W. Kleffner (4)	2,000	—	13,001	15,001
Roger D. Joseph	1,260	—	51,201	52,461
Philip B. Miller	4,000	—	0	4,000
Janice E. Page (5)	2,500	4,715	7,000	14,215
Thomas H. Pollihan	9,060	—	43,101	52,161
Stephen L. Ruzow	11,634	—	47,734	59,368
Robert C. Skinner, Jr.	9,086	—	106,568	115,654
Donna B. Weaver	680	—	19,351	20,031
Harvey A. Weinberg	2,000	4,312	0	6,312
All Directors and executive officers as a group	69,782	29,192	389,840	488,814

(1)	Indicates the direct or indirect beneficial ownership of Kellwood common stock of each named individual or members of the group, as applicable.

(2)	Indicates the non-voting share units credited to the account of the named individual or members of the group, as applicable, under the 2005 Stock Plan for Non-Employee Directors, as described on page 39 of the Company’s 2007 Proxy.

(3)	As announced in the Company’s 8-K dated June 7, 2007, Robert J. Baer retired as a director of the Company. Mr. Baer has been a member of the Board since 2004 and was a member of the Company’s Corporate Governance Committee and Compensation Committee.

(4)	Mr. Kleffner is the indirect owner of 2,000 shares of Kellwood common stock owned by his spouse.

(5)	Mrs. Page is the indirect owner of 2,100 shares of Kellwood common stock owned by her spouse and minor child.

(6)	As announced in the Company’s 8-K dated October 29, 2007, Kellwood Company elected Robert (Bob) Siegel to the Company’s Board of Directors effective November 1, 2007.

Security Ownership of Certain Beneficial Holders
The table listed below contains information concerning each shareowner that is known by the Company to be the beneficial owner of more than 5% of Kellwood’s common stock. To the best of our knowledge, no other persons are beneficial owners of 5% or more of the Company’s common stock. The information provided below is based solely upon information contained in Schedule 13D filings by the shareowners specified below.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class
Goldman Sachs Asset Management, L.P.(1)	3,022,473	12.00%
32 Old Slip New York, NY 10005

Dimensional Fund Advisors LP	2,236,358	8.89%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Snow Capital Management, L.P.	1,968,410	7.62%
2100 Georgetowne Drive, Suite 400 Sewickley, PA 15143

Franklin Resources, Inc.(2)	1,777,320	7.10%
One Franklin Parkway San Mateo, CA 94403

Artisan Partners Limited Partnership	1,677,084	6.70%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202

NFJ Investment Group L.P.	1,513,600	6.02%
2100 Ross Avenue, Suite 1840 Dallas, TX 75201

Renaissance Technologies Corp.	1,394,400	5.54%
800 Third Avenue, 33rd Floor New York, NY 10022

Barclays Global Investors NA/ CA /	1,321,321	5.24%
45 Fremont Street, 17th Floor San Francisco, CA 94105

LSV Asset Management	1,306,851	5.19%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606

(1)	As filed in its 13D as amended on September 28, 2007, Goldman Sachs Asset Management, L.P. reported that it beneficially owns 1,659,490 shares, representing 6.4% of the class.

(2)	As filed in its 13D as amended on December 31, 2007, Franklin Resources, Inc. reported that it beneficially owns 2,678,050 shares, representing 10.4% percent of class.

(3)	As filed in its 13D as amended on January 15, 2007, SCSF Equities, LLC reported that it beneficially owns 2,562,000 shares, representing 9.9% percent of Class. The address of SCSF Equities, LLC is 5200 Town Center Circle, Suite 600; Boca Raton, Florida 33486.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Jerry M. Hunter, a Director of Kellwood, is a partner in the nationally known St. Louis law firm of Bryan Cave LLP. The services of other members of the law firm have been retained during the last fiscal year and during the current fiscal year. Fees paid by the Company to Bryan Cave in fiscal year 2006 were $86,723, which is significantly less than 1% of the law firm’s 2005 gross revenues.
Kellwood recognizes that certain relationships and transactions can create potential or actual conflicts of interest. Directors and executive officers are encouraged to avoid any actual or perceived conflicts of interest. Accordingly, the Company has developed a number of written policies that require Directors, executive officers and employees to report actual and potential conflicts of interest. Relationships and transactions covered by the conflicts of interest policies include those involving any Director, executive officer, employee or their immediate family members, or entities in which they may have an interest.
Executive officers annually certify in writing that they have no actual or potential conflicts of interests, and they are required to promptly update the Company’s general counsel of any change in their certification throughout the year. If an actual or potential conflict were reported to the general counsel, such conflict would be immediately reported to the Chair of the Audit Committee. Directors are required to report to the Chair of the Audit Committee any potential conflict, prior to entering into or immediately upon becoming aware of any relationship or transaction that is an actual conflict of interest or that in the Director’s judgment should be disclosed. Directors and executive officers also complete an annual written questionnaire which includes questions on their relationships, including those of their immediate family members.
The Audit Committee shall investigate any relationship or transaction reported to it and report its finding to the full Board which shall determine if a conflict does or would indeed exist, and whether the transaction or relationship is permissible or not permissible. In determining the propriety of such transactions, all underlying facts shall be considered, including but not limited to: (a) how it will affect the current independence determination of the Director in question, (b) the significance or materiality of the relationship and transactions involved both to Kellwood and to the Director or executive officer, (c) the nature and scope of the related transactions, (d) whether the other entity involved is a non-profit organization, (e) whether the relationship or transactions was, or will be, entered into on arms-length and competitive terms, (f) the extent of the benefit Kellwood is receiving from the relationship and transactions, and (g) the extent to which the Director or executive officer is directly involved in providing or benefiting from the transactions. Additionally, Directors involved in such a relationship or transaction shall recuse themselves from any Board decisions related to or involving the relationship or related transactions.